Exhibit 10.38

                                October 16, 2002





Mr. Neil Blomquist
SPECTUM ORGANIC PRODUCTS, INC.
1304 South Point Blvd.
Suite 280
Petaluma, CA  94954

Dear Neil:

     This Letter Agreement, dated as of October 1, 2002, is between Spectrum Organic Products, Inc., a California corporation ("Employer"), and Neil Blomquist ("Employee"). Employer and Employee agree to the following terms and conditions of employment.

1.   Period of Employment.

     (a) Basic Term. Employer shall continue to employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the date of this Letter Agreement and ending upon the earlier of (i) October 1, 2004 (the "Term Date"), as, and to the extent, extended under Section 1(b); or
(ii) the date upon which the Period of Employment is terminated in accordance with Section 4.

     (b) Renewal. Subject to Section 4, Employee's employment will be renewed automatically for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless Employer gives Employee written notice sixty (60) days in advance of the beginning of any one-year renewal period that the Period of Employment is to be terminated. Employer may elect not to renew this Letter Agreement with or without cause, in which case this Section 1(b) shall govern Employee's termination and not Section 4 (except for Employee's termination obligations set forth in Section 4(g), which shall remain in effect). Nothing stated in this Letter Agreement or represented orally or in writing to Employee shall create an obligation to renew this Letter Agreement.

2.   Position and Responsibilities.

     (a) Position. Employee accepts employment with Employer as Chief Executive Officer and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer. Employee shall devote his best efforts and full-time attention to the performance of his duties. Employee

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shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Employee will not, however, be required to relocate out of the California - North Bay Area. Employee shall report to the Board of Directors of Employer. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

     (b) Other Activity. Except upon the prior written consent of Employer, Employee (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer.

3.   Compensation and Benefits.

     (a) Compensation. In consideration of the services to be rendered under this Letter Agreement, Employer shall pay Employee a base salary of Two Hundred Thousand Dollars ($200,000) per year, payable semi-monthly, pursuant to the procedures regularly established, and as they may be amended, by Employer in its sole discretion, during the Period of Employment. For the calendar year 2002, Employee shall be eligible for an incentive bonus equal to 25% of his base salary, pursuant to Employer's executive incentive compensation plan, a copy of which is attached hereto as Exhibit A. For the calendar year 2003, Employee shall be eligible for an incentive bonus equal to 50% of his base salary, pursuant to Employer's executive incentive compensation plan. In addition, Employer shall maintain, at its sole expense, a term life insurance policy on Employee in the amount of Four Hundred Thousand Dollars ($400,000.00) payable to the estate of Employee during the Period of Employment. Employee shall also receive qualified stock options to purchase five hundred thousand (500,000) shares of Employer Common Stock, pursuant to and subject to the terms and conditions of Employer's Stock Option plan, a copy of which is attached hereto as Exhibit B. Such stock options shall vest at the rate of one hundred twenty-five thousand (125,000) shares per year of employment with Employer, whether pursuant to this Letter Agreement or otherwise, until fully vested. All compensation and comparable payments to be paid to Employee under this Letter Agreement shall be less withholdings required by law.

     (b) Benefits. Employee shall be entitled to vacation leave in accordance with Employer's standard policies. As Employee becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to similarly situated employees of Employer. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as amended. Employee also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Except for the compensation and benefits described in Section 3(a), Employer reserves the ability, in its sole discretion, to adjust Employee's benefits provided under this Letter Agreement. No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Letter Agreement, any renewal thereof, or its termination.

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     (c) Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.



4.   Termination of Employment.

     (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. Employer shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued unused vacation, if any. Thereafter, all obligations of Employer under this Letter Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

     (b) By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under this Letter Agreement for more than ninety (90) days in any one (1) year period, then, to the extent permitted by law, Employer may terminate the Period of Employment upon fourteen (14) days' advance written notice. Employer shall pay Employee all compensation to which he is entitled up through the last business day of the notice period; thereafter, all obligations of Employer under this Letter Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable Employer disability plan.

     (c) Upon Sale, Merger, or Change of Control. In the event Employee is terminated by Employer, or resigns his employment with Employer and its successor, as a result of a sale of the company or substantially all of its assets, or a merger or reorganization which results in a change in control, Employee shall be entitled to the severance pay set forth in Section 4(d), below. This Section 4(c) will be rendered moot, void, and unenforceable if Employee enters into a new employment agreement on substantially the same, or better, terms with Employer's successor in interest.

     (d) By Employer Not For Cause. At any time, Employer may terminate Employee without Cause (as defined below) by providing Employee sixty (60) days advance written notice. Employer shall have the option, in its complete discretion, to terminate Employee at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked (inclusive of accrued vacation pay), plus an amount equal to the base salary Employee would have earned through the balance of the above notice period; thereafter, all of Employer's obligations under this Letter Agreement shall cease except those set forth below. In the event of any termination of Employee without Cause, Employer shall pay to Employee severance pay equal to 100% of Employee's annual base salary in effect as of the date of termination of Employee without cause, payable over one (1) year following such termination date, and payable to Employee otherwise in the same manner as Employee received payments of salary hereunder. In addition, Employee will receive a prorated portion of his annual incentive bonus, paid in the amount equal to the bonus that would otherwise be paid for the fiscal year in which Employee is terminated in accordance with Employer's normal bonus payment policy, but in no event later than ninety (90) days after the end of the fiscal year in which Employee is terminated, and his medical benefits will continue during the course of the 1-year severance period at Employer's expense. Employee will not, however, continue participation in the 401(k) plan during the severance period.

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     (e) By Employer For Cause. At any time, and without prior notice (subject to the cure provisions set forth below), Employer may terminate Employee for Cause. Employer shall pay Employee all compensation then due and owing; thereafter, all of Employer's obligations under this Letter Agreement shall cease. Termination shall be for "Cause" if Employee: (i) acts in bad faith and to the detriment of Employer; (ii) refuses or fails to act in accordance with any specific lawful direction or order of Employer; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance in relation to Employee's key performance objectives as agreed by Employer and Employee from time to time, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of this Letter Agreement. If termination is due to Employee's disability, Section 4(b) above shall control, and not this subsection on termination for Cause. Notwithstanding the foregoing, it shall be a condition precedent to Employer's right to terminate Employee's employment for the reasons set forth in Subsections (4)(e)(ii)(iii) or (v) of this Agreement that (1) Employer shall first have given Employee written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible to cure or remedy, Employee will have a period of thirty (30) days after the notice is given to remedy the breach to the satisfaction of Employer.

     (f) By Employee Not for Cause. At any time, Employee may terminate his employment for any reason, with or without cause, by providing Employer sixty
(60) days advance written notice. Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed sixty (60) days; thereafter, all of Employer's obligations under this Letter Agreement shall cease.

     (g) Termination Obligations.

         (i) Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

         (ii) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination, unless explicitly continued either under this Letter Agreement or under any specific written policy or benefit plan of Employer.

         (iii) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

         (iv) The representations and warranties contained in this Letter Agreement and Employee's obligations under this Section 4g on Termination Obligations and Section 5 on Proprietary Information shall survive the termination of the Period of Employment and the expiration of this Letter Agreement.

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         (v)   Following any termination of the Period of Employment, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Employee shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer.

5.   Proprietary Information.

     (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Employer in the course of his or her employment or otherwise produced or acquired by or on behalf of Employer. All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Employee should consult any Employer procedures instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by this Letter Agreement. Nothing contained in those procedures or in this Letter Agreement is intended to limit the effect of the other.

     (b) General Restrictions on Use. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under this Letter Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Employer.

     (c) Third-Party Information. Employee acknowledges that Employer has received and in the future will receive from third parties their confidential information subject to a duty on Employer's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Employee agrees that he owes Employer and these third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Employer's agreement with third parties.

     (d) Competitive Activity. Employee acknowledges and agrees that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. To forestall this disclosure, use, and breach, and in consideration of the employment under this Letter Agreement, Employee agrees that for a period of one
(1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from Employer (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Employer (or any Affiliate); or (iii) engage

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in any business activity that is or may be competitive with Employer (or any
Affiliate) in any state where Employer conducts its business, unless Employee takes action in contravention of this subsection without the use in any way of Confidential Information.

     (e) Interference with Business. In order to avoid disruption of Employer's business, Employee agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) solicit any customer of Employer (or any Affiliate) known to Employee during the Period of Employment to have been a customer, to the detriment of Employer or the betterment of any competitor of Employer; or (ii) solicit for employment any person employed by Employer (or any Affiliate).

6.   MEDIATION AND Arbitration.

     (a) Mediation. Before invoking the arbitration mechanism set forth in
Section 6(b), the parties shall first participate in mediation of any dispute between Employee (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Letter Agreement. Such mediation shall be conducted in the following manner: (i) the mediation shall be held in Sonoma County, California; (ii) the costs of the mediation shall be split between the parties equally; (iii) at least ten business days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents; (iv) each party shall send to the mediation a person who has the authority to bind the party. If a subsequent dispute will involve third parties, such as insurers or subcontractors, they shall also be asked to participate in the mediation; (v) the mediator shall be chosen by agreement of the parties. In the event that the parties cannot agree upon a mediator, the dispute shall be resolved in accordance with the arbitration provisions of
Section 6(b); and (vi) if a party has participated in the mediation and is dissatisfied with the outcome, that party may invoke the arbitration provisions of Section 6(b).

     (b) Arbitration. To the fullest extent permitted by law, when not resolved through mediation in accord with Section 6(a), all disputes between Employee (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Letter Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

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     (c) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Letter Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Letter Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Letter Agreement shall be conducted in Sonoma County, California. In any arbitration proceeding under this Letter Agreement, the parties shall have the same rights to discovery as would be available in a proceeding in California Superior Court, as provided in section 1283.05 of the California Code of Civil Procedure. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

     (d) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties, however, Employee's share of such fees shall not exceed $5,000. Furthermore, if Employee asserts statutory claims, Employee will not be required to pay the fees or costs associated with arbitration to the extent such fees and costs exceed the fees and costs that would be incurred were the same claims asserted in a judicial forum. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Letter Agreement is void or unenforceable.

     (e) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

     (f) Continuing Obligations. The rights and obligations of Employee and Employer set forth in this Section on Arbitration shall survive the termination of Employee's employment and the expiration of this Letter Agreement.

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7. Notices. Any notice or other communication under this Letter Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Employer (but only upon receipt by Employee of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

   ATTN:  Corporate Secretary
   Spectrum Organic Products, Inc.
   1304 South Point Blvd.
   Suite 280
   Petaluma, CA  94954
   Fax Number:  (707) 765-8470

Employee's Notice Address:

   Neil Blomquist
   4392 Belmont Drive
   Sebastopol, CA 95472

8. Action by Employer. All actions required or permitted to be taken under this Letter Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Letter Agreement, shall be made and authorized only by the Chairman of the Board or by his or her representative specifically authorized in writing to fulfill these obligations under this Letter Agreement.

9. Integration. This Letter Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer. This Letter Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Letter Agreement, the provisions of this Letter Agreement shall control.

10. Amendments; Waivers. This Letter Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Letter Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Letter Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

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11. Assignment; Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Letter Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Letter Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights or obligations under this Letter Agreement. Subject to the foregoing, this Letter Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Letter Agreement.

12. Severability. If any provision of this Letter Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Letter Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Letter Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

14. Injunctive Relief. If Employee breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information, the parties acknowledge and agree that the damage or imminent damage to Employer's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Employer shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of the above provisions by Employee, in addition to any other relief (including damages) available to Employer under this Letter Agreement or under law.

15. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the law of the State of California.

16. Interpretation. This Letter Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Letter Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Letter Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Letter Agreement.

17. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Letter Agreement, that he has read and understands this Letter Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Letter Agreement.

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     Please acknowledge your assent to the foregoing terms by executing this
Letter Agreement below. Thank you.



                                            VERY TRULY YOURS,
                                            Spectrum Organic Products, Inc.



                                            /s/  Jethren P. Phillips
                                            ---------------------------------
                                            By:  Jethren P. Phillips

                                            Its: Chairman of the Board







/s/  Neil Blomquist
-----------------------------
By:  Neil Blomquist

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